Exhibit 2.20

CONFORMED COPY

FOURTH AMENDMENT AGREEMENT

DATED   26TH   JULY, 2004

relating to a Revolving Credit Facility and Bilateral Facilities originally dated 29th November,
1999 (but amended and restated on a number of occasions, most recently by an amendment agreement dated 28th May, 2004).

For

WATERFORD WEDGWOOD PLC

WATERFORD WEDGWOOD U.K. PLC

and certain Subsidiaries

With

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

as Agent

ALLEN & OVERY LLP

LONDON

BK:1653283.10

CONTENTS

Clause

1.	Interpretation
2.	Conditions Precedent
3.	Amendments
4.	Representations
5.	Consents
6.	Expenses
7.	Miscellaneous
8.	Security Confirmation
9.	Continuation
10.	Counterparts
11.	Jurisdiction
12.	Governing Law

Schedule

1.	Various Parties
Part 1 Original Borrowers
Part 2 Original Guarantors
Part 3 Security Providers
Part 4 RCF Banks
Part 5 Original Bilateral Banks
2.	Conditions Precedent Documents

Signatories

THIS AGREEMENT is dated 26th July, 2004 between:

(1)           WATERFORD WEDGWOOD PLC ( a company incorporated in the Republic of Ireland with registered number. 11861) (the Company);

(2)           WATERFORD WEDGWOOD U.K. PLC (incorporated in England with registered number 2058427) (WWUK);

(3)           THE SUBSIDIARIES OF THE COMPANY listed in Part 1 of Schedule 1 as borrowers and guarantors (the Original Borrowers);

(4)           THE SUBSIDIARIES OF THE COMPANY listed in Part 2 of Schedule 1 as guarantors (the Original Guarantors);

(5)           THE SUBSIDIARIES OF THE COMPANY LISTED IN Part 3 of Schedule 1 as security providers (the Security Providers);

(6)           THE ROYAL BANK OF SCOTLAND PLC and THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND as arrangers (in this capacity the Arrangers);

(7)           THE FINANCIAL INSTITUTIONS listed in Part 4 of Schedule 1 as revolving credit banks (in this capacity the RCF Banks)

(8)           THOSE RCF BANKS (or Affiliates of them) listed in Part 5 of Schedule 1 as providers of bilateral facilities as at the date of this Agreement (in this capacity the Original Bilateral Banks);

(9)           THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND as agent (in this capacity the Agent);

(10)         THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, THE ROYAL BANK OF SCOTLAND PLC AND BARCLAYS BANK PLC as joint bank co-ordinators (in this capacity the Bank Co-Ordinators);and

(11)         BARCLAYS BANK PLC as intercreditor agent and security trustee (the Security Trustee).

BACKGROUND:

(A)          This Agreement (the Agreement) is supplemental to and amends a credit agreement originally dated 29th November, 1999 but amended and restated on a number of occasions, most recently by an amendment agreement dated 28th May 2004 between, among others, the Company and the Agent (as so amended, the Credit Agreement).

(B)           Certain of the Banks also provide bilateral loans, overdraft and letter of credit issuance facilities to the Group.

(C)           The Finance Parties have agreed to amend the terms of the Credit Agreement, and to waive certain of the provisions of the Credit Agreement which are necessary to give the consents set out in Clause 5 (Consents) of this Agreement (and the Banks providing bilateral facilities have agreed to amend and waive the terms on which they are provided and to incorporate the terms on which those bilateral facilities are provided into the Credit Agreement) as set out in Clause 3 of this Agreement, and to waive certain of the provisions of the Credit Agreement which are necessary to give the consents set out in Clause 5 (Consents) of this Agreement. In accordance with the provisions of Clause 28 (Amendments and Waivers) of the Credit Agreement, the Agent may effect on behalf of the Finance Parties, the amendments and waivers set out in this Agreement.

IT IS AGREED as follows:

1.             INTERPRETATION

1.1          Definitions

(a)           Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

(b)           Agreed Amount means €1,035,000

All-Clad USA means All-Clad USA, Inc., a Delaware corporation.

Ballygunner means Ballygunner Holdings, an unlimited liability Irish company.

Ballygunner Payable and WW On-Loan have the meanings ascribed to this in the Request Letter.

Ballytruckle means Ballytruckle Holdings, an unlimited liability Irish company

Effective Date means the date upon which the Agent gives the notification referred to in Clause 2.1(a) (Documentary conditions precedent).

Intercreditor Agreement means the intercreditor and security trust agreement dated November 26th, 2003 between inter alia the Security Trustee, the Agent, and the Banks and the Original Bilateral Banks.

Relevant Time means any time during the period from and including the date of this Agreement until the irrevocable application of the net proceeds of the proposed disposal of the shares in All-Clad USA to SEB SA in the prepayment and permanent reduction of the Senior Facilities.

Request Letter means the letter from the Company to the Agent dated 15th July, 2004 requesting certain consents in relation to the Credit Agreement (as annexed to this Agreement).

Senior Debt Discharge Date has the meaning given to it in the Intercreditor Agreement

Senior Facilities has the meaning given to it in the Intercreditor Agreement

WW Lux means Waterford Wedgwood Luxembourg S.a.r.l, incorporated in Luxembourg.

1.2          Construction

(a)           The provisions of Clause 1.2 (Construction) of the Credit Agreement shall also apply to this Agreement as if set out in this Agreement, save that references to this Agreement shall be construed as references to this Agreement.

(b)           This Agreement is supplemental to the Credit Agreement. References in those documents to under this Agreement and the like will be deemed to include this Agreement.

2.             CONDITIONS PRECEDENT

2.1          Documentary conditions precedent

(a)           The provisions of Clause 3 (Amendments) shall take effect on and from the date on which the Agent notifies the Company and the Banks that it has received the documents set out in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent.  The Agent will give that notification as soon as practicable after receipt of those documents in form and substance satisfactory to it (or, as the case may be, the Banks) (but subject, in each case, to paragraph (b) below).

(b)           The Agent shall not give the notice referred to in paragraph (a) above if it is aware that:

(i)            a Default has occurred which is continuing; or

(ii)           any of the representations and warranties set out in Clause 4 (Representations and Warranties) are untrue or inaccurate with reference to the facts and circumstances then subsisting,

save with the consent of all of the Banks.

The Agent shall promptly supply a Bank with a copy of each document received by the Agent under paragraph (a) above upon the request of that Bank.

2.2          Lapse of this Agreement

If the notification from the Agent referred to in paragraph (a) of Clause 2.1 above has not been given to the Company by 2pm on 31st July, 2004 (or such later date as may be agreed by the Agent (acting on the instructions of all of the Banks) and the Company) then this Agreement shall lapse on that date and be of no further effect and, without prejudice to the obligations of the Company under Clause 6 (Expenses) and Clause 9 (Continuation), none of the parties to this Agreement shall be under any liability under it.

3.             AMENDMENTS

On and from the Effective Date, Clause 20.10(b)(iv) (Loans Out) of the Credit Agreement will be amended so that the first six words of that paragraph are replaced by the words “loans made by non-Obligors to Obligors”.  The same changes shall be automatically made to the terms of the Bilateral Facilities which are common to the terms of the Credit Agreement.

4.             REPRESENTATIONS

Each of the Obligors represents and warrants to each of the Finance Parties that on the date of this Agreement, and on the Effective Date, each of the representations and warranties contained in Clause 17 (Representations and Warranties) of the Credit Agreement would, if repeated on that date, be true and accurate in all respects, in each case as if references made on such date to the Credit Agreement were references to the Credit Agreement as amended by this Agreement, provided that the representations and warranties given on the date of this Agreement shall assume that the Effective Date has occurred.

5.             CONSENTS

5.1          Ballygunner transfer

The Finance Parties consent to the acquisition by the Company from Ballygunner of the beneficial ownership and/or the legal ownership of all the shares in the capital of All-Clad USA which are currently held by it.

5.2          Disposal Proceeds

The Finance Parties consent to the incurring of indebtedness by the Company under, and the lending constituted by, the Ballygunner Payable and the WW On-Loan, notwithstanding the terms of Clauses 20.8 (Financial Indebtedness) and 20.10 (Loans Out) of the Credit Agreement.

5.3          Conditions

The consents given in Clauses 5.1 and 5.2 above are given on the conditions that:

(a)           Neither Ballygunner nor WW Lux has any creditors as at any Relevant Time which are not members of the Group;

(b)           Ballygunner has no creditors (other than Ballytruckle in an amount not in excess of the Agreed Amount) and WW Lux has only two creditors (being Statum Limited in an amount not in excess of US$ 30,000 and Ballygunner);

(c)           the Company confirms that:

(i)            neither Ballygunner nor WW Lux have traded and nor will any of those companies incur any liabilities as a result of the arrangements described in Clauses 5.1 and 5.2 above (save for the fees costs and expenses of professional advisers in connection with such arrangements);

(ii)           neither Ballygunner nor WW Lux will trade prior to the Senior Debt Discharge Date; and

(iii)          Ballygunner will not incur any Financial Indebtedness prior to the Senior Debt Discharge Date (other than as is in existence at the date of this Agreement); and

(d)           the Effective Date occurs.

6.             EXPENSES

The Company shall forthwith on demand pay the Agent and the Co-ordinators the amount of all costs and expenses (including legal fees and other advisers’ fees) properly incurred by any of them in connection with:

(a)           the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement or the Credit Agreement; and

(b)           any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor and relating to this Agreement,

the Credit Agreement or a document referred to in this Agreement or the Credit Agreement.

7.             MISCELLANEOUS

Except as otherwise expressly provided in this Agreement (and the Credit Agreement), the terms of this Agreement (and the Credit Agreement) may be enforced only by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.Notwithstanding any term of this Agreement (and the Credit Agreement), the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement (or the Credit Agreement or both).

The provisions of Clauses 33 (Severability), 35 (Notices) and 36 (Language) of the Credit Agreement shall also apply to this Agreement as if set out in this Agreement, save that references to the Agreement shall be construed as references to this Agreement.

This Agreement is designated a Finance Document for the purposes of the Credit Agreement.

8.             SECURITY CONFIRMATION

The Company confirms on behalf of itself and on behalf of each Obligor and each Security Provider that the guarantees and Security Interests created by the Credit Agreement and the Security Documents remain in full force and effect and secure all amounts outstanding under the Finance Documents as amended by this Agreement, notwithstanding the amendments to the Credit Agreement made by this Agreement.

9.             CONTINUATION

The Obligors, the Arrangers, the Agent and the Banks agree that the rights and obligations of each of them under the Credit Agreement, and the rights and obligations of each party to a Bilateral Document, shall not be affected or impaired by the execution, delivery and performance of this Agreement except in the manner and to the extent stated in this Agreement.

10.          COUNTERPARTS

This Agreement may be executed in any number of counterparts.  This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.          JURISDICTION

11.1        Submission

For the benefit of each Finance Party, each Obligor agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and, accordingly, submits to the jurisdiction of the English courts.

11.2        Service of process

Without prejudice to any other mode of service, each Obligor (other than an Obligor incorporated in England and Wales):

(a)           irrevocably appoints Waterford Wedgwood U.K. Plc (which hereby accepts that appointment) as its agent for service of process relating to any proceedings before the English courts in connection with any Finance Document;

(b)           agrees that failure by a process agent to notify the Obligor of the process will not invalidate the proceedings concerned; and

(c)           consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 35.2 (Addresses for notices) of the Credit Agreement.

11.3        Forum convenience and enforcement abroad

Each Obligor:

(a)           waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

(b)           agrees that a judgment or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

11.4        Non-exclusivity

Nothing in this Clause 11 limits the right of a Finance Party to bring proceedings against an Obligor in connection with any Finance Document:

(a)           in any other court of competent jurisdiction; or

(b)           concurrently in more than one jurisdiction.

12.          GOVERNING LAW

This Agreement is governed by English law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

VARIOUS PARTIES

PART 1

ORIGINAL BORROWERS

Original Borrower	Registered number		Jurisdiction of incorporation

All-Clad Holdings, Inc.			Pennsylvania, USA

Waterford Wedgwood GmbH	HRB	2900	Germany
	(Local	Court
	(Amtsgericht) at Hof)

Josiah Wedgwood & Sons Limited	613288		England and Wales

Statum Limited	343652		England and Wales

Waterford Wedgwood Retail Limited	624489		England and Wales

Wedgwood Limited	44052		England and Wales

Waterford Crystal Limited	78088		Republic of Ireland

Waterford Crystal (Manufacturing) Limited	104597		Republic of Ireland

Waterford Wedgwood Japan Limited			Japan

Waterford Wedgwood USA, Inc.			New York, USA

WW Inc.			Delaware, USA

Waterford Wedgwood Finance, Inc.			Delaware, USA

PART 2

ORIGINAL GUARANTORS

Original Guarantor	Registered number	Jurisdiction of incorporation

Josiah Wedgwood & Sons (Exports) Limited	240666	England and Wales

Stuart & Sons Limited	117548	England and Wales

Waterford Wedgwood, Inc.		Delaware, USA

Waterford Wedgwood Holdings Inc.		Delaware, USA

Clad Metals LLC		Delaware, USA

All-Clad Metalcrafters, LLC		Delaware, USA

Clad Holdings Corp		Delaware, USA

PART 3

SECURITY PROVIDERS

Security Providers	Jurisdiction of incorporation

Josiah Wedgwood & Sons (Aust) Pty Ltd	Australia

All Clad USA, Inc.	Delaware, USA

WW Acquisition (Delaware) Corp.	Delaware, USA

Waterford Wedgwood Partners	Illinois, USA

Waterford Wedgwood Linens, Inc.	Delaware, USA

PART 4

RCF BANKS

The Governor and Company of the Bank of Ireland

Ulster Bank Ireland Limited

ABN Amro Bank N.V. Dublin Branch

Allied Irish Banks, p.l.c.

Barclays Bank PLC

Bayerische Landesbank, London Branch

IIB Bank Limited

Mizuho Corporate Bank Limited

Wachovia Bank, National Association

The Royal Bank of Scotland plc

Scotiabank Ireland Limited

Merrill Lynch Capital Markets Bank Limited

Merrill Lynch International

PART 5

ORIGINAL BILATERAL BANKS

ABN Amro Bank N.V. Dublin Branch

Allied Irish Banks, p.l.c.

Barclays Bank PLC

The Governor and Company of the Bank of Ireland

National Westminster Bank Plc

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

1.             A subordination deed between, amongst others, the Company, Ballygunner Holdings, the Agent and the Security Trustee subordinating the claims of Ballygunner Holdings against the Company in respect of the Ballygunner Payable (the Subordination Deed).

2.             A Luxembourg law security assignment agreement pursuant to which Ballygunner Holdings assigns its rights under inter-company loans made by it to WW Lux to the Security Trustee (the Luxembourg Security Agreement).

3.             A board resolution from the Company authorising the entry into, and the terms and transactions contemplated by, both this Agreement and the Subordination Deed.

4.             A specimen signature of each person authorised on behalf of the Company to execute or witness the execution of the Agreement and the Subordination Deed, or to sign or send any document or notice in connection with those documents.

5.             A certificate of an authorised signatory of the Company certifying that each copy document provided is correct, complete and in full force and effect and that the constitutional documents provided are the most recent and complete set.

6.             A board resolution from Ballygunner authorising the entry into, and the terms and transactions contemplated by, both the Luxembourg Security Agreement and the Subordination Deed.

7.             A copy of the constitutional documents of Ballygunner.

8.             A specimen signature of each person authorised on behalf of Ballygunner to execute or witness the execution of the Luxembourg Security Agreement and the Subordination Deed, or to sign or send any document or notice in connection with those documents.

9.             A certificate of an authorised signatory of Ballygunner certifying that each copy document provided is correct, complete and in full force and effect.

10.           A board resolution from WW Lux authorising the entry into, and the terms and transactions contemplated by, the Luxembourg Security Agreement.

11.           A copy of the constitutional documents of WW Lux.

12.           A legal opinion of AL Goodbody, legal advisers as to Irish law to the Senior Creditors.

13.           A legal opinion of Allen & Overy, Luxembourg, legal advisers as to Luxembourg law to the Senior Creditors.

14.           Certificates from each of WW Lux and Ballygunner confirming the conditions set out in Clause 5.3 (Conditions) of this Agreement.

15.           Evidence that all fees that have been invoiced prior to the completion of the disposal of the shares in All-Clad USA Inc. to SEB SA are paid prior to, or will be paid by the proceeds of, such disposal.

16.           (a)           Irrevocable authorisation from WW Lux instructing Bank of Ireland to automatically transfer all disposal proceeds received by WW Lux arising from the sale of the shares in All-Clad USA Inc. to an account in the name of Ballygunner held with Bank of Ireland, immediately upon their receipt; and

(b)           irrevocable authorisation from Ballygunner instructing Bank of Ireland to automatically transfer all amounts received from WW Lux under paragraph 17(a) above to an account in the name of the Company held with Bank of Ireland, immediately upon receipt.

SIGNATORIES

Company

WATERFORD WEDGWOOD PLC

(for itself and for and on behalf of the Obligors and Security Providers)

By:	/s/ PATRICK DOWLING

WWUK

WATERFORD WEDGWOOD U.K. PLC

By:	/s/ PATRICK DOWLING

Agent (as Agent and as agent for itself and for each of the Banks, the Arrangers and the Co-ordinators)

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:	/s/ TARA LOCHRAN

Security Trustee

BARCLAYS BANK PLC

By:	/s/ FRANK ROGERS